Exhibit 16.1 under Form N-14

FEDERATED PREMIER MUNICIPAL INCOME FUND

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Premier Municipal Income Fund (the “Trust”), hereby consent, in accordance with the laws of the State of Delaware, Article II, Section 2.6 of the Trust’s Declaration of Trust, and Article III, Section 5 of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Premier Intermediate Municipal Income Fund into Federated Premier Municipal Income Fund.

WITNESS the due execution hereof this 27th day of June, 2017.

/s/ John T. Collins John T. Collins	/s/ Peter E. Madden Peter E. Madden
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ John B. Fisher John B. Fisher	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh